Exhibit 99.1

Investor Contact:

Christopher Taylor

781-398-2466

Media Contact:

Sarah Emond

781-398-2544

Oscient Pharmaceuticals Acquires Expanded Worldwide Rights to

Lead Clinical Candidate Ramoplanin

— Key milestone for commencing Phase III program —

Waltham, Mass., February 8, 2006 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) and Pfizer Inc. subsidiary Vicuron Pharmaceuticals Inc., have restructured the business relationship for Oscient’s lead clinical candidate, Ramoplanin, currently in development for the potential treatment of Clostridium difficile-associated disease (CDAD). As part of the new arrangement, Oscient, which previously licensed Ramoplanin from Vicuron for the U.S. and Canada only, acquired worldwide rights and assumes full control of Ramoplanin manufacturing, development and commercialization on a global basis. Oscient recently agreed on a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration for the Phase III program of Ramoplanin.

“Acquiring worldwide rights to Ramoplanin is a major milestone for Oscient,” stated Steven M. Rauscher, President and Chief Executive Officer of Oscient Pharmaceuticals. “With full ownership of Ramoplanin, we have significantly strengthened our asset portfolio and, after securing a long-term source of product supply, will be poised to advance the product candidate into Phase III development.”

As announced previously, the SPA from the FDA calls for two pivotal Phase III trials to study Ramoplanin in CDAD. The two non-inferiority studies will enroll, in each trial, approximately 490 patients diagnosed with CDAD, from centers in the United States, Canada and other parts of the world. Each patient will be randomly assigned to one of two treatment arms, in a double-blind regimen: Ramoplanin 200 mg orally twice daily or vancomycin 125 mg orally four times daily for ten days. The primary endpoint will be the response rate at end of therapy.

In exchange for the expanded worldwide rights, Oscient has made a one-time, up-front payment to Pfizer, and will make additional payments upon the achievement of specified regulatory milestones and for royalties on net sales. Additionally, Oscient has assumed all responsibility for drug manufacture and is currently in discussions with potential third-party manufacturers for Ramoplanin. Royalty obligations to Vicuron have been adjusted to reflect the elimination of Vicuron’s manufacturing responsibility. Pfizer has agreed to transfer the technological know-how related to the manufacture of Ramoplanin.

About C. difficile-Associated Disease

C. difficile is a spore-forming bacterium known to cause diarrhea and colitis. In the past, C. difficile-associated disease has been mainly a concern in patients who have had recent antibiotic therapy and/or are hospitalized. In recent years, the incidence and severity of CDAD has increased and anecdotal cases are being reported where no antibiotic therapy or exposure to hospitals has occurred. Many countries across the globe have reported rising numbers of CDAD cases, including Australia, Canada and the United Kingdom. Currently, it is estimated that 400,000-500,000 cases of CDAD occur each year in the U.S. The disease generates an estimated $1.1 billion in hospital health care costs annually in the U.S., and can prolong hospital stays by one to three days. Presently, vancomycin and metronidazole are used to treat CDAD, although only vancomycin is FDA-approved for such use.

About Ramoplanin

Oscient Pharmaceuticals’ Ramoplanin is an investigational new drug being studied for the treatment of Clostridium difficile-associated disease (CDAD). Ramoplanin has been shown to be bactericidal in vitro against Clostridium difficile. Because it is not absorbed systemically from the gastrointestinal (GI) tract following oral dosing and exerts its bactericidal activity in the GI tract, Ramoplanin represents a potential new method for managing certain pathogens commonly found in the hospital.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. In addition to the oral tablet form, Oscient is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company is also promoting Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S.

Forward-Looking Statement

This press release may contain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding (i) Ramoplanin’s potential to be an effective therapeutic alternative for treatment of CDAD and (ii) the advancement of Ramoplanin’s clinical development. These statements represent, among other things, the expectations, beliefs, plans and objectives of management and/or assumptions underlying or judgments concerning matters discussed in this document. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to, the delay in or inability to obtain additional regulatory approvals for Ramoplanin due to negative, inconclusive or insufficient results in ongoing or future clinical trials, our inability to enroll sufficient numbers of patients in Ramoplanin clinical trials, the FDA requiring additional information or data, delays in the progress of the anticipated Phase III clinical trial, safety concerns, and problems relating to manufacturing and supply. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Factors Affecting Future Operating Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2005 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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